EXHIBIT 3.5

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF BOVIE MEDICAL CORPORATION
(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

The undersigned Chief Executive Officer of Bovie Medical Corporation, a Corporation organized under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1.
The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 3, 1982, a Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 15, 1983, a Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 22, 1983, a Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 23, 1987, a Certificate for Renewal and Revival of Charter was filed with the Secretary of State of the State of Delaware on March 16, 1993, a Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 8, 1998, a Certificate of Designation, Preferences and Rights of Series A Preferred Stock was filed with the Secretary of State of the State of Delaware on September 8, 1998, a Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 14, 1998, and a Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on March 16, 2015.

2.	Article Fourth of the Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended whereby Paragraph FOURTH is hereby amended to read as follows:
FOURTH:    The total number of shares of capital stock of all classifications which the corporation shall have the authority to issues is Eighty-Five Million (85,000,000) shares, of which (i) Seventy-Five Million shares shall be designated “Common Stock”, having a par value of $.001 per share, and (ii) Ten Million (10,000,000) shall be designated “Preferred Stock”, having a par value of $.001 per share.

(a)    All shares of common stock will be equal to each other and shall have all the rights granted to stockholders under the General Corporation Law of the State of Delaware as amended, and the Certificate of Incorporation, including, without limitation, one vote for each share outstanding in the name of each holder, the power to elect directors or consent or dissent to any action to take place at any regular or special meeting of stockholder, and the right to receive dividends and distributions subject to the rights and preferences of any outstanding shares of Preferred Stock authorized hereby.

(b)    The Preferred Stock may be issued from time to time in one or more classes and one or more series of each class with specified serial designations, shares of each series of any class shall have equal rights and shall be identical in all respects, and (1) may have specified voting powers, full or limited or may be without voting power; (2) may be subject to redemption at such time or times at designated prices; (3) may be entitled to receive dividends (which may be cumulative or non-cumulative) at designated rates, on such conditions and specified times, and payable on any other class or classes of stock; (4) may have such rights upon the dissolution of, or upon any distribution of, the assets of the corporation may be made convertible into, or exchangeable for shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation, at such price or prices or at specified rates of exchange and with specified designated adjustments; and (5) may contain such other special rights and qualifications, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such Preferred Stock from time to time adopted by the Board of Directors pursuant to the authority so to do which is hereby granted and expressly vested in the Board of Directors.

The Board of Directors shall have authority to cause the Corporation to issue from time, without any vote or other action by the shareholders, any or all shares of stock of the Corporation of any class or series at any time authorized, and any securities convertible into or exchangeable for any such shares, and any options, rights or warrants to purchase or acquire any such shares, in each case to such persons and on such terms (including as a dividend or distribution on or with respect to, or in connection with a split or combination of, the outstanding shares of stock of the same or any other class or series) as the Board of Directors from time to time in its discretion lawfully may determine; provided, that the consideration for the issuance of shares of stock of the Corporation (unless issued as such a dividend or distribution or in connection with such a split or combination) shall not be less than the par value of such shares. Shares so issued shall be fully-paid stock, and the holders of such stock shall not be liable to any further calls or assessments thereon.

3.	This amendment to the Certificate of Incorporation was authorized at a meeting of the Shareholders by the majority vote of all the outstanding shares entitled to vote thereon.

IN WITNESS HEREOF, this Certificate has been subscribed this 14th day of September, 2017 by the undersigned who affirm that the statements made herein are true under the penalties of perjury.

By: /s/ Robert L. Gershon
Name: Robert L. Gershon
Title:    Chief Executive Officer